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                                                                   Exhibit 10.27

                              (Summary Translation)
                              ENTRUSTMENT AGREEMENT

This AGREEMENT is made by and between Jiangxi LDK Solar Hi-Tech Co., Ltd. (hereinafter referred to as "Party A") and Jiangxi Liouxin Industry Co., Ltd. (hereinafter referred to as "Party B").

WHEREAS,

1. Party A is a Sino-foreign joint venture company established on July 4, 2005 in Xinyu City, Jiangxi Province;

2. Party B, as an established local company familiar with the investment environment of Xinyu City, is willing to assist Party A in procurement of land use rights and equipment and development of infrastructure facilities required for Party A's early stage operations; and

3. Party A agrees to prepay funds to Party B and entrust Party B with the development of land and production facilities and procurement of equipment.

NOW, THEREFORE, Party A and Party B, subject to the terms and conditions set forth herein, agree as follows:

1. Party A agrees to pay Party B an amount up to Rmb 90 million by May 31, 2006 and entrust Party B to develop land and infrastructure facilities for production uses and to procure equipment required for the operations of Party A (hereinafter referred to as the "Entrusted Matters").

2. Party A shall own the rights to the production use land and infrastructure facilities developed and equipment purchased by Party B under this Agreement.

3. Party B shall handle the Entrusted Matters in good faith, based on fair market prices and in the interest of Party A.

4. Party B shall not use the funds from Party A under this Agreement for any other purposes.

5. Party B shall provide Party A with an itemized list of all the expenses incurred upon the completion of the Entrustment Matters (hereinafter referred to as the "Itemized List"), for confirmation by Party A.

6. Party B may pay expenses on behalf of Party A to the extent within the scope provided in Article 1 of this Agreement. Party A shall reimburse Party B with respect to such paid expenses by May 31, 2006 according to the Itemized List.

7. Remedies for breach of contract: (1) If Party B uses the funds that Party A prepaid for the Entrusted Matters for purposes other than as permitted by

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     this Agreement, Party A shall have the right to seek repayment of such funds from Party B and to seek damages calculated at 5% of the misused amount per day, without prejudice to any other right Party A may have to pursue other damages for breach of this Agreement by Party B; (2) if Party A fails to reimburse the expenses incurred by Party B in carrying out the Entrustment Matters in accordance with this Agreement, Party B shall have the right to seek reimbursement from Party A with respect to the outstanding amount and to seek additional damages calculated at 1% of the unpaid amount per day.

8. Except as permitted by laws and administrative regulations, neither party may modify or terminate this Agreement without the consent of the other party

9. The parties shall resolve all disputes arising from or in connection with this Agreement through consultation. If the parities cannot reach an agreement through such consultations, both parties agree to submit the disputes to the Shanghai Branch of China International Economic and Trade Arbitration Commission ("CIETAC") for arbitration. The arbitration shall be conducted in accordance with the rules and procedures of CIETAC then in effect. The arbitration award by CIETAC shall be final and binding upon both parties.

10.  This Agreement shall become effective upon signing by both parties.

11. This Agreement is made in two original copies, and each party shall keep one copy hereof.

PARTY A
Jiangxi LDK Solar Hi-Tech Co., Ltd. (sealed)

PARTY B
Jiangxi Liouxin Industry Co., Ltd. (sealed)

Date: August 10, 2005